United States
Securities And Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 23, 2007
Lodgian, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-14537	52-2093696
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)
3445 Peachtree Road, N.E., Suite 700
Atlanta, GA 30326
(Address of principal executive offices)
(404) 364-9400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 23, 2007, Lodgian, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with Edward J. Rohling, President and Chief Executive Officer. Mr. Rohling was previously a party to an employment agreement with the Company. The Amended and Restated Employment Agreement replaces the previous employment agreement between Mr. Rohling and the Company.
The Employment Agreement provides for a minimum annual base salary, a specified severance benefit in the event an Employment Agreement is terminated due to death, disability, termination without cause or a resignation for good reason (as defined in the Employment Agreement). The Employment Agreement also provides for an enhanced severance benefit if a termination occurs within 60 days before or one year after a change in control of the Company (but not later than December 31, 2008), in which case Mr. Rohling would receive a lump sum payment equal to two and one-half times the sum of: (i) his then- current annual base salary plus (ii) $330,000. Mr. Rohling would receive a lump sum payment equal to one and one-half times that sum if he resigns for good reason within 60 days before or 60 days after a change of control occurring prior to July 31, 2008. The Employment Agreement further provides for the payment of a completion bonus in the event of a change in control of the Company prior to December 31, 2008. The completion bonus shall be payable in the form of 150,000 shares of Company common stock that are fully vested upon the change of control.
Any completion bonus payments and/or severance benefits paid in connection with a change in control of the Company shall be grossed up, if necessary, such that Mr. Rohling will be compensated for any excise tax owed on the amounts pursuant to Internal Revenue Code Section 4999.
In addition to the applicable severance benefits described herein, in the event the Employment Agreement is terminated due to death, disability, without cause or due to resignation for good reason, the Company is obligated to reimburse COBRA premiums to Mr. Rohling (and his eligible dependents) for varying periods depending on whether the termination is in connection with a change in control of the Company. Any unvested restricted stock or option award held by Mr. Rohling would also accelerate and become immediately exercisable.
The Employment Agreement contains restrictive covenants prohibiting Mr. Rohling from inappropriately using any of the Company’s trade secrets or confidential information or disclosing customer or prospective customer information for a period of two years following the termination of his employment (except with respect to disclosure of trade secrets, which is prohibited as long as the information constitutes a trade secret under applicable law). Mr. Rohling is also prohibited from recruiting the Company’s employees for a period of six months following the termination of his employment.
The Employment Agreement is attached as Exhibit 10.1 to this filing.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits
Exhibit Number
10.1	Amended Restated Employment Agreement with Edward J. Rohling

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Lodgian, Inc.

Dated: April 26, 2007
By:	/s/ Daniel E. Ellis

Senior Vice President, General Counsel and Secretary

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